EXHIBIT 99.1
NEWS RELEASE
WESTERN GAS PARTNERS, LP ANNOUNCES
CLOSING OF COMMON UNIT ISSUANCE UNDER OVER-ALLOTMENT OPTION
HOUSTON, June 11, 2008 – Western Gas Partners, LP (NYSE: WES) today announced that it has closed the issuance of common units under the over-allotment option it granted to the underwriters in connection with its recent initial public offering. The underwriters exercised their option and purchased 2,060,875 common units from Western Gas Partners for approximately $34.0 million. The proceeds from this transaction of approximately $31.8 million (net of underwriting discounts and structuring fees) will be used to reimburse Anadarko Petroleum Corporation (NYSE: APC) for capital expenditures it incurred with respect to assets it contributed to Western Gas Partners.
     As a result of the issuance of common units under the over-allotment option, approximately 38% of the limited partner interest in Western Gas Partners is held by the public. Anadarko owns the remaining equity interests in Western Gas Partners, including the general partner interest.
     UBS Investment Bank, Citi, Credit Suisse and Morgan Stanley acted as joint book-running managers of the offering. Banc of America Securities LLC, Goldman, Sachs & Co., JPMorgan, Lehman Brothers and Wachovia Securities acted as senior co-managers, and Scotia Capital, Friedman Billings Ramsey and Stifel Nicolaus acted as co-managers for the offering.
     A copy of the final prospectus relating to the offering may be obtained from the offices of: (i) UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, New York 10171, phone: 888-827-7275 or 212-713-2626; (ii) Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, New York 11220, phone: 800-831-9146; (iii) Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, New York 10010, phone: 800-221-1037; or (iv) Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, e-mail: prospectus@morganstanley.com.

     A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Western Gas Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Form S-1 registration statement filed with the Securities and Exchange Commission by Western Gas Partners. Western Gas Partners undertakes no duty to publicly update these statements except as required by law.
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Western Gas Partners, LP Contacts
Media:
John Christiansen, john.christiansen@westerngas.com, 832.636.8736
Investors:
Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012